   As filed with the Securities and Exchange Commission on September 28, 2001
                                                      Registration No. 333-64386

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                         Post-Effective Amendment No. 1
                                       to
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                             CARDIAC SCIENCE, INC.
    (Exact name of registrant as specified in its articles of incorporation)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                                ---------------

                     0-19567                                           33-0465681
              (Commission File No.)                       (I.R.S. Employer Identification No.)

                             16931 Millikan Avenue
                                Irvine, CA 92606
             (Address of Principal Executive Offices and Zip Code)

              Registrant's telephone number, including area code:
                                 (949) 587-0357
                                ---------------

                               RODERICK DE GREEF
                            Chief Financial Officer
                             Cardiac Science, Inc.
                             16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

      JOHN R. BRINTNALL             SHIVBIR S. GREWAL, ESQ.          MICHAEL J. MCDONNELL, ESQ.
   Survivalink Corporation      Stradling Yocca Carlson & Rauth           Dorsey & Whitney
       5420 Feltl Road             660 Newport Center Drive            220 South Sixth Street
 Minneapolis, Minnesota 55343             Suite 1600             Minneapolis, Minnesota 55402-1498
        (952) 939 4181          Newport Beach, California 92660            (612) 340-2600
                                        (949) 725-4000

                                ---------------


   Approximate Date of Commencement of Proposed Sale of Securities to the
Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger described herein.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-64386

                               Explanatory Note:

   Cardiac Science, Inc. is filing this Post-Effective Amendment No. 1 for the sole purpose of filing the additional tax opinion delivered at the closing of the merger as an exhibit to this Registration Statement, which it undertook to do in the final proxy statement/prospectus included in Amendment No. 3 to this Registration Statement.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  2.1*   Agreement and Plan of Merger, dated June 22, 2000, between Cardiac
         Science, Inc., Cardiac Acquisition Corp., and Cadent Medical
         Corporation (incorporated by reference to Form 8-K dated July 1,
         2000).

  2.2* Press Release, dated January 10, 2001, announcing tender offer to acquire outstanding shares of Artema Medical AB (incorporated by reference to Form 8-K dated March 27, 2001).

  2.3* Agreement and Plan of Merger, dated as of February 14, 2001, by and among the registrant, Cardiac Science Acquisition Corp. and Survivalink Corporation incorporated by reference to registrant's
         Current Report on Form 8-K dated March 23, 2001).

  2.4++  Second Amended and Restated Agreement and Plan of Merger dated as of
         August 3, 2001, by and among Cardiac Science, Inc., a Delaware
         Corporation, Cardiac Science Acquisition Corp., a Minnesota
         Corporation and a wholly-owned subsidiary of Cardiac Science, and Survivalink Corporation, a Minnesota Corporation (filed as Annex A to the proxy statement/prospectus forming a part of this Registration
         Statement on Form S-4).

  3.1* Certificate of Incorporation, as amended (incorporated by reference to Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2, 1991).

  3.2* Bylaws (incorporated by reference to Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2,
         1991).

  4.1++ Form of Indenture to be entered into by and between Cardiac Science, Inc. and The Bank of New York.

  4.2++  Form of Senior Secured Promissory Note.

  4.3*   Form of Common Stock Certificate (incorporated by reference to
         Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2, 1991).

  4.4*   Form of Warrant Certificates of A.R. Baron, Breslow & Walker, Howard
         K. Cooper, J. Donald Hill, Fran Daniels and Medstone, Inc.
         (incorporated by reference to Exhibit 4.1 to the registrant's Form 10-
         K405 for the year ended December 31, 1993).

  4.5*   Form of Warrant Certificate held by various foreign investors
         (incorporated by reference to Exhibit 4.2 to Form S-1 dated February
         4, 2000).

  5.1++  Legality Opinion.

  8.1    Tax Opinion of Dorsey & Whitney LLP

 10.1*   1997 Stock Option/Stock Issuance Plan (Incorporated by reference to
         Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 12, 1998).

 Exhibit
 Number                                Description
 -------                               -----------
 10.2*   Employment Agreement, dated December 31, 2000 between Cardiac Science and Raymond Cohen (incorporated by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.3* Employment Agreement, dated September 14, 1998 between Cardiac Science and Michael Gioffredi (incorporated by reference to Exhibit 10.5 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.4*   Employment Agreement, dated July 1, 1998 between Cardiac Science and
         Dongping Lin (incorporated by reference to Exhibit 10.7 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.5*   Employment Agreement, dated May 1, 1998 between Cardiac Science and
         Jeffery Blanton (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.6*   Employment Agreement, dated May 1, 1998 between Cardiac Science and
         Brett L. Scott (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.7*   Employment Agreement, dated April 27, 2000 between Cardiac Science and
         Prabodh Mathur (incorporated by reference to Exhibit 10.7 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.8* Employment Agreement, dated November 15, 2000 between Cardiac Science and Guy Sohie (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.9*   Development and Manufacturing Agreement with Zevex, Inc. dated August
         21, 1998 (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10- KSB for the period ended
         December 31, 1998).

 10.10*  Agreement for Purchase and Sale of Assets between Innovative Physician
         Services, Inc. (DBA Diagnostic Monitoring), and Biosensor Corporation, dated December 31, (1998) (incorporated by reference to Exhibit 10.12 to the registrant's Annual Report on Form 10- KSB for the period ended
         December 31, 1998).

 10.11*+ Distribution and License Agreement with Medtronic Physio-Control
         Corporation dated December 2, 1998 (incorporated by reference to
         Exhibit 10.13 to the registrant's Annual Report on Form 10-KSB for the period ended December 31, 1998).

 10.12* Addendum and Modification to the Distribution and License Agreement and License Agreement, dated the 2nd day of December, 1998 by and between Medtronic Physio-Control Corporation and Cardiac Science, Inc.
         (incorporated by reference to Exhibit 10.14 to the registrant's
         Quarterly Report on Form 10-QSB for the period ended June 30, 1999).

 10.13*  Facility lease dated September 9, 1999 for 16931 Millikan Avenue,
         Irvine, California (incorporated by reference to Exhibit 10.15 to the registrant's Quarterly Report on Form 10- QSB for the period ended
         September 30, 1999).

 10.14*+ Data Critical Corporation Technology Integration and Distribution
         Letter Agreement dated March 17, 2000 (incorporated by reference to
         Exhibit 4.3 to Form S-1 dated February 4, 2000).

 Exhibit
 Number                                Description
 -------                               -----------
 10.15*  Assignment of Patent dated July 1, 2000 by Lindell Bradley, M.D. and
         Thang-Quang Nguyen in favor of Cardiac Science, Inc. (incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form
         10-Q for the period ended September 30, 2000).

 10.16*  Patent Acquisition agreement dated July 1, 2000 by and among Lindell
         Bradley, M.D. and Thang-Quang Nguyen together with Cardiac Science,
         Inc. (incorporated by reference to Exhibit 10.2 to the registrant's
         Quarterly Report on Form 10-Q for the period ended September 30,
         2000).

 10.17++ Form of Shareholders' Agreement.

 10.18++ Form of Escrow Agreement.

 12++    Ratio of earnings to fixed charges.

 21* Subsidiaries of registrant (incorporated by reference to Exhibit 21 to the registrant's Annual Report on Form 10-K for the period ended
         December 31, 2000).

 23.1++  Consent of William Blair and Company, LLC.

 23.2++  Consent of SunTrust Robinson Humphrey.

 23.3++  Consent of PricewaterhouseCoopers LLP regarding Cardiac Science, Inc.

 23.4++  Consent of PricewaterhouseCoopers LLP regarding Cadent Medical
         Corporation.

 23.5++  Consent of Ernst & Young LLP.

 23.6++  Consent of KPMG Bohlins AB.

 23.7    Consent of Dorsey & Whitney LLP.

 23.8++  Consent of Stradling Yocca Carlson and Rauth (Included in Exhibit
         5.1).

 25.1++  Form of T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of The Bank of New York.

 99.1*   Development and License Agreement with HeartSine Technologies, Inc.
         dated December 6, 1999 (incorporated by reference to Exhibit 99.1 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1999).

 99.2* HeartSine Technologies, Inc. Promissory Note and Security Agreement dated October 1, 1999 (incorporated by reference to Exhibit 99.2 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1999).

 99.3*   Bridge Financing Agreement, dated March 29, 2001, by and between
         Inovise Medical, Inc. and Cardiac Science, Inc. (incorporated by reference to Exhibit 99.3 to the Company's Form 10-K/A for the year ended December 31, 2000).

 99.4* Secured Convertible Promissory Note, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (incorporated by reference to Exhibit 99.4 to the Company's Form 10-K/A for the year ended December 31, 2000).

 99.5*   Security Agreement, dated March 29, 2001, by and between Inovise
         Medical Inc. and Cardiac Science, Inc. (incorporated by reference to
         Exhibit 99.5 to the Company's Form 10- K/A for the year ended December
         31, 2000).

 99.6++  Form of Proxy Card of Survivalink.

--------
 * Incorporated herein by reference.
 + Portions have been omitted pursuant to a request for confidential treatment. ++ Previously filed on August 23, 2001.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 28, 2001.

                                          CARDIAC SCIENCE, INC.

                                                 /s/ Raymond W. Cohen
                                          By: _________________________________
                                                     Raymond W. Cohen
                                                President & Chief Executive
                                                          Officer

   In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                           Title                   Date
                  ---------                           -----                   ----

          /s/ Raymond W. Cohen               Chief Executive Officer   September 28, 2001
 ___________________________________________  and Director
              Raymond W. Cohen

          /s/ Roderick de Greef              Chief Financial Officer   September 28, 2001
 ___________________________________________  and Principal
              Roderick de Greef               Accounting Officer

            /s/ Peter Crosby                 Director                  September 28, 2001
 ___________________________________________
                Peter Crosby

            /s/ Howard Evers                 Director                  September 28, 2001
 ___________________________________________
                Howard Evers

             /s/ Brian Dovey                 Director                  September 28, 2001
 ___________________________________________
                 Brian Dovey